Exhibit 10.3

AMENDED AND RESTATED SHORT-TERM LOAN AGREEMENT

This Amended and Restated Short-Term Loan Agreement (this "Agreement") is entered into as of October 13, 2026 (the "Restatement Date"), by and between Dynamic Aerospace Systems Corporation, a Nevada corporation (the "Borrower" or "Company"), and Jeff Hail, an individual with an address at 6855 E. Camelback Rd, Unit 6022, Scottsdale, AZ 85251 (the "Lender").

RECITALS

WHEREAS, Borrower and Lender are parties to that certain Short-Term Loan Agreement dated July 15, 2026 (the "Original Agreement"), as amended by Addendum No. 1 to Short-Term Loan Agreement dated as of July 31, 2026, Addendum No. 2 to Short-Term Loan Agreement dated as of August 24, 2026, and Addendum No. 3 to Short-Term Loan Agreement dated as of September 1, 2026 (collectively, the "Addenda," and the Original Agreement as amended by the Addenda, the "Prior Agreement");

WHEREAS, pursuant to the Prior Agreement, Lender has provided Borrower with an aggregate of

$135,000.00 in cash proceeds in four tranches, each with a 5% original issue discount and a flat interest charge of fifteen percent (15%) calculated on the face amount of such tranche, with separate maturity dates;

WHEREAS, Lender is the Chief Operating Officer and a member of the Board of Directors of Borrower; and

WHEREAS, the parties desire to amend and restate the Prior Agreement in its entirety in order to consolidate all tranches into a single agreement and extend the maturity date of all tranches, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Amendment and Restatement. Effective as of the Restatement Date, the Prior Agreement is hereby amended and restated in its entirety by this Agreement. This Agreement does not constitute a novation, payment, or discharge of the obligations outstanding under the Prior Agreement, all of which continue in full force and effect as amended and restated hereby. Any reference to the Prior Agreement, the Original Agreement, or any Addendum in any other document shall be deemed a reference to this Agreement.

2.    Outstanding Loan. The parties acknowledge and agree that the amounts outstanding under the Prior Agreement as of the Restatement Date (collectively, the "Loan") are as follows, and that such amounts are owing without defense, offset, or counterclaim:

Tranche	Funding Date	Cash Proceeds	Face Value (5% OID)	Flat Interest (15%)	Base Amount Due	Payments to Date	Outstanding Balance
Original Loan	July 15, 2026	$50,000.00	$52,631.58	$7,894.74	$60,526.32	$35,250	$25,276.32
Add. No. 1	July 31, 2026	$30,000.00	$31,578.95	$4,736.84	$36,315.79	$0.00	$36,315.79
Add. No. 2	Aug. 24, 2026	$5,000.00	$5,263.16	$789.47	$6,052.63	$0.00	$6,052.63
Add. No. 3	Sept. 1, 2026	$50,000.00	$52,631.58	$7,894.74	$60,526.32	$0.00	$60,526.32
Total		$135,000.00	$142,105.27	$21,315.79	$163,421.06	$35,250	$128,171.06

The aggregate stated principal/face value of the Loan is $142,105.27. The flat interest charge for each tranche is fixed and shall not be recalculated by reason of the extension of the maturity date under Section

3.    The aggregate Base Amount Due is $163,421.06, against which Borrower has made payments of $35,250 prior to the Restatement Date, resulting in an aggregate Outstanding Balance of $128,171.06 as of the Restatement Date. Each tranche shall continue to be tracked separately for purposes of Sections 4 and 6.

3.    Maturity Date. All tranches of the Loan, together with all OID, interest, and other amounts due under this Agreement, shall be due and payable in full on the earlier of (a) December 31, 2026 and (b) the Uplisting Payment Date (such earlier date, the "Maturity Date"); provided, however, that if the Uplisting Event occurs on or before December 31, 2026, the Maturity Date shall be the Uplisting Payment Date, even if the Uplisting Payment Date occurs after December 31, 2026. For purposes of this Agreement:

(i)    "Uplisting Event" means the first listing of Borrower's common stock for trading on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, including NYSE American, the New York Stock Exchange, or The Nasdaq Stock Market; and

(ii)    "Uplisting Payment Date" means (A) if Borrower consummates a public offering of its securities in connection with the Uplisting Event, the date of the closing of such offering and Borrower's receipt of the net proceeds thereof, or (B) if no such offering is consummated, the fifth (5th) business day following the Uplisting Event.

This Section 3 supersedes the separate ninety (90)-day maturity dates and the mandatory repayment upon uplisting provision set forth in the Prior Agreement.

4.    Extension Interest. From the original maturity date of each tranche under the Prior Agreement until such tranche is paid in full, the Outstanding Balance of such tranche shall bear simple interest at the rate of eighteen percent (18%) per annum, calculated on the basis of a 365-day year and the actual number of days elapsed ("Extension Interest"). Accrued Extension Interest shall be payable on the Maturity Date.

5.    Prepayment. Borrower may prepay all or any portion of the Loan at any time without premium or penalty. The flat interest charge for each tranche is fully earned and shall not be reduced by reason of any prepayment.

6.    Repayment from Capital Raises. If, prior to repayment of the Loan in full, the Company receives gross cash proceeds from any Capital Raise (as defined below), the Company shall apply fifteen percent (15%) of such gross cash proceeds toward repayment of the outstanding balance of the Loan, such payment to be made within five (5) business days of the Company's receipt of such proceeds. For purposes of this Section, "Capital Raise" means any transaction or series of related transactions in which the Company receives cash proceeds in exchange for the issuance of equity securities, convertible or non-convertible debt securities, or warrants, including without limitation any draw, advance, or sale of shares under any equity line of credit, standby equity purchase agreement, or similar committed equity facility; but excluding (i) proceeds from the exercise of employee or director stock options, (ii) intercompany transfers between the Company and its subsidiaries, and (iii) trade payables, vendor financing, or equipment leases entered into in the ordinary course of business. Such payments shall continue to be made from subsequent Capital Raises until the Loan has been repaid in full. In no event shall the aggregate amount required to be paid under this Section exceed the total amount then outstanding under the Loan. This Section shall not apply to any Capital Raise to the extent the application of proceeds thereof is restricted by the terms of Borrower's other outstanding indebtedness or by applicable securities laws.

7.    Application of Payments. Absent a contrary written allocation by Lender, all payments (including payments under Section 6) shall be applied first to accrued Extension Interest, if any, and then to the Outstanding Balance, in each case to the tranches in order of their Funding Dates, beginning with the earliest.

8.    Waiver. Lender waives any Event of Default under the Prior Agreement arising from Borrower's failure to pay any tranche on its original maturity date under the Prior Agreement, and agrees that no default interest under Section 12 shall accrue as a result of any such failure.

9.    Related Party Transaction Approval. Lender is an executive officer and director of Borrower, and this Agreement therefore constitutes a related-party transaction. The Prior Agreement was approved by a majority of the disinterested members of Borrower's Board of Directors by board resolutions/written consents dated July 15, 2026, July 31, 2026, and September 1, 2026. This Agreement has been reviewed and approved, and the Prior Agreement ratified and confirmed as amended and restated hereby, by a majority of the disinterested members of Borrower's Board of Directors, with Lender having recused himself from all discussion and voting on the matter, as evidenced by the board resolution/written consent dated October 16, 2026, a copy of which is retained in the Company's corporate records.

10.    Representations and Warranties. Each party represents to the other that: (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed, and delivered by such party; and (iii) the execution and performance of this Agreement does not conflict with, or constitute a default under, any other agreement, instrument, or obligation to which such party is bound. Borrower additionally represents that, to its knowledge, entering into this Agreement does not violate any negative covenant, most-favored-nation provision, or similar restriction contained in the Company's other outstanding debt or equity instruments.

11.    Assignment. Lender may not sell, assign, transfer, or pledge any right, title, or interest in this Agreement or the Loan without the prior written consent of Borrower, which consent shall not be unreasonably withheld. Borrower may not assign its obligations under this Agreement without the prior written consent of Lender. Any assignment in violation of this Section shall be void.

12.    Events of Default. An Event of Default shall occur if Borrower: (i) fails to pay any amounts due under this Agreement when required; (ii) becomes insolvent or files for bankruptcy protection; or (iii) materially breaches this Agreement and fails to cure such breach within ten (10) business days after receiving written notice from Lender. Upon an Event of Default, all outstanding amounts shall bear interest at the rate of eighteen percent (18%) per annum from the date of default until paid in full. This default interest is in addition to the OID, the flat interest charge, and any Extension Interest, and shall not be treated as part of the original issue discount for tax or accounting purposes.

13.    Notices. All notices required or permitted under this Agreement shall be in writing and delivered by email (with confirmation of receipt) or by nationally recognized overnight courier to the addresses on file with each party, or such other address as either party may designate in writing.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict-of-law principles.

15.    Attorneys' Fees and Costs. In the event of any action or proceeding to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the Loan and supersedes the Prior Agreement and all prior discussions or understandings relating to the Loan. Nothing in this Agreement amends, supersedes, or otherwise affects the Subordinated Secured Promissory Note issued by Borrower to Lender dated as of September 30, 2026, or the Subordinated Secured Revolving Line of Credit Agreement between Borrower and Lender dated as of September 30, 2026, each of which is a separate obligation of Borrower. Any amendment must be in writing and signed by both parties.

17.    Counterparts and Electronic Signatures. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Restatement Date.

BORROWER:

DYNAMIC AEROSPACE SYSTEMS CORPORATION

By: /s/ Kent Wilson

Name: Kent Wilson

Title: Chief Executive Officer

Date: October 16, 2026

LENDER:

  /s/ Jeff Hail

Name: Jeff Hail

Date: October 16, 2026